Exhibit 99.2

NSTAR
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(in millions, except earnings per share)	June 30,
	2006	2005

Operating revenues	$784.6	$692.0

Operating expenses:
Purchased power, cost of gas and energy efficiency programs	450.8	373.2
Operations and maintenance	106.7	111.3
Depreciation and amortization	88.7	86.8
Taxes	50.7	44.6
Total operating expenses	696.9	615.9

Operating income	87.7	76.1

Financing costs and other income and deductions, net	(42.0)	(42.9)

Net income	$45.7	$33.2

Earnings per common share:
Basic and Diluted	$0.43	$0.31

NSTAR
Condensed Consolidated Balance Sheets

(in millions)	June 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Property, plant and equipment, net	$3,963.0	$3,840.0
Investments	78.0	77.1
Current assets	980.2	1,036.3
Regulatory assets	2,187.1	2,266.4
Other deferred debits	421.4	425.8
Total assets	$7,629.7	$7,645.6

Capitalization and Liabilities
Common equity	$1,538.4	$1,535.0
Long-term debt and preferred stock	2,557.6	2,445.4
Current liabilities	1,101.3	1,169.5
Deferred taxes and unamortized investment tax credits	1,253.2	1,273.4
Other deferred credits	1,179.2	1,222.3
Total capitalization and liabilities	$7,629.7	$7,645.6

NSTAR
Energy Sales - Three Month Periods Ended June 30,

Retail Electric Sales - gWh

			%
	2006	2005	Change
Residential	1,447	1,489	(2.8)
Commercial	3,214	3,075	4.5
Industrial and other	423	442	(4.3)
Total	5,084	5,006	1.6

Firm Gas Sales and Transportation - BBTU

			%
	2006	2005	Change
Residential	3,215	3,135	2.6
Commercial and other	3,158	3,037	4.0
Industrial	1,037	1,136	(8.7)
Total	7,410	7,308	1.4